Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures - Historical NAV Per Share” and “Experts” included or incorporated by reference in Post-Effective Amendment No. 9 to Black Creek Industrial REIT IV Inc.’s Registration Statement on Form S-11 (File No. 333-29136)  and the related prospectus that is a part thereof, filed with the United States Securities and Exchange Commission as of the date hereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 21, 2020	/s/ Altus Group U.S., Inc.